Exhibit 10.69

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
between
STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
and
BARRY S. STERNLICHT

          Employment Agreement (“Agreement”), as of January 1, 2003, between Barry S. Sternlicht (“Executive”) and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), with its principal office at 1111 Westchester Avenue, White Plains, New York 10604.

          WHEREAS, Executive has served as Executive Chairman and Chief Executive Officer of the Company or its predecessors since December 1994 and currently serves as such;

          WHEREAS, Company will search for a new Chief Executive Officer to succeed Executive (“New CEO”), and Company has requested that Executive remain as Chief Executive Officer until commencement of employment of the New CEO and that Executive continue to serve the Company as Executive Chairman thereafter; and

          WHEREAS, Company and Executive desire to set forth the terms and conditions under which Executive continues to serve as Chief Executive Officer of the Company and, subsequent to employment of the New CEO, may continue to serve as Executive Chairman of the Company.

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I

Employment and Term

     Section 1.01. Position; Responsibilities.

          (a) The Company hereby employs and continues the employment of Executive as its Executive Chairman and Chief Executive Officer (“CEO”) upon the terms and conditions hereinafter set forth; provided, however, that upon the employment by the Company of a New CEO, as recommended by a search committee of the Board (as defined below) composed of the Executive (who shall serve as co-chairman of such committee) and other directors of the Company as determined by the Board, the Executive shall resign as the Company’s CEO, but shall continue to be employed as the Company’s Executive Chairman as set forth herein. Notwithstanding anything to the contrary in this Agreement or any other agreement, or any plan, program or policy maintained by the Company or any affiliate thereof, such resignation from the CEO position under this Section 1.01(a) shall have no adverse effect on (i) any award or grant previously made to the Executive under any agreement, plan, program or policy entered into, maintained or sponsored by the Company or any affiliate of the Company or (ii) except as provided herein, any payment, award or grant to be made to the Executive hereafter under this Agreement, any other agreement, or any plan, program or policy entered into, maintained or sponsored by the Company or any affiliate of the Company.

          (b) As and when serving as both CEO and Executive Chairman, Executive shall at all times be the senior-most officer of the Company, with the duties, responsibilities and authority customarily associated with such positions and consistent with such duties, responsibilities and authority as have heretofore been his as CEO and Executive Chairman. Such duties include authority and responsibility for acquisitions, divestitures, finance and investor relations, subject only to policies adopted by the Board of Directors of the Company (the “Board”). As and when serving as both CEO and Executive Chairman, Executive shall perform such other additional duties and services of a senior executive nature, consistent with his position as CEO and Executive Chairman of a large, publicly traded company, as may be requested of him by the Board.

          (c) As and when serving in his position as Executive Chairman after he resigns as CEO pursuant to Section 1.01(a), the Executive shall (1) generally provide input to the New CEO and the Board in reviewing and deciding upon matters which have major influences on the manner in which the Company’s business is conducted, (2) act in a general advisory capacity and provide input to, and consult with, the New CEO in all important matters concerning the interests and management of the Company, and (3) without limitation on the foregoing, provide input and guidance on important matters typically addressed by a senior executive relating to the “W” brand and its design, strategy, initiatives and other significant developments.

               Without limitation on the generality of the foregoing:

               (i) the Executive shall have such specific duties, responsibilities and authority as are typically afforded to the Executive Chairman of a large publicly traded company including such duties, responsibilities and authority consistent with such position as may be conferred upon Executive by the Board;

               (ii) As Executive Chairman, the Executive shall be responsible for (A) preparing agendas for and convening and presiding at regular and special meetings of the Board, (B) advising and counseling the New CEO, (C) on an annual basis reviewing and leading a discussion with the Board regarding the Company’s long term strategic plan as presented by the Company’s New CEO, (D) on an annual basis reviewing and providing recommendations regarding the Company’s capital plan, (E) reviewing and providing recommendations on all important acquisition or disposition activities, (F) reviewing major activities and plans with the CEO to insure conformity with the Board’s views on corporate policy, (G) serving on such Committees of the Board to which he may be appointed, (H) executing on behalf of the Company all certificates, contracts and other instruments of the Company which may be authorized by the Board, to the same extent as the CEO, (I) participating in outside activities that will enhance the Company’s prestige and fulfill the Company’s responsibilities as a member of its industry and the community, including but not limited to chairing the Starwood Foundation and chairing the W Hotels advisory board, (J) carrying out special assignments as may be mutually agreed to by the Executive and the New CEO and/or the Board, (K) counseling collectively and individually with members of the Board, so as to utilize their capacities to the fullest extent necessary to secure optimal benefits for the Company, and (L) presiding at all meetings of the shareholders of the Company.

     Section 1.02. Performance of Duties; Other Commitments and Activities.

          (a) Executive shall at all times endeavor to duly and faithfully perform all of his duties hereunder to the best of his abilities.

          (b) Executive shall devote such time and effort as may be necessary and appropriate from time to time in the circumstances for the proper discharge of his duties and obligations under this Agreement, subject to the provisions set forth below in this Section 1.02(b). The Company acknowledges that Executive also serves and will serve on outside boards and manages and will manage personal investments. The Executive is also involved in another business endeavor, with Starwood Capital Group, LLC (“SCG”), and as a result performs multiple executive roles, and there may be an expansion of other business endeavors; provided however that if (i) such other business endeavors materially interfere with his duties hereunder as CEO and/or COB as applicable, or (ii) his involvement in such other business endeavors while employed by the Company (or while serving as a director of the Company) violates applicable law, rules of the New York Stock Exchange, policies of the Company (including the charter of its Corporate Governance Committee), or, to the extent applicable, non-competition agreements between the Company and Executive and between the Company and SCG, Executive may not engage in such endeavor while employed by the Company (or while serving as a director of the Company). Executive shall give advance written notice of any material new business endeavors to the Company’s Corporate Governance Committee, except only to the extent he is subject to non-disclosure commitments (which are themselves consistent with applicable law, the rules of the New York Stock Exchange and the Charter of the Corporate Governance Committee) which would prohibit notice. The Company’s Corporate Governance Committee shall reply to the Executive within the time period set forth for response in such notice from Executive (which time period shall be a good faith estimate on the part of Executive of the maximum amount of time available under the circumstances without the loss of the opportunity presented by such other business endeavor (but in no event less than 3 business days)). If the Executive has not received a reply that expressly permits the activity referred to in the notice from the Company’s Corporate Governance Committee within such time, it shall be deemed that the Company has objected to the Executive’s engaging in the activity referred to in the notice.

          (c) Executive’s base of operations under this Agreement shall continue to be White Plains, New York although Executive may, at his election, render his services from other locations. Executive shall not be required to relocate to or render services in, on other than a temporary basis, another location that is more than a 20-mile radius from the White Plains location.

     Section 1.03. Term. Executive’s employment under this Agreement (the “Term”) commenced as of January 1, 2003 and is at will; provided, however, that if the Executive is still employed by the Company as of the date that a New CEO is employed, the parties agree that the Executive shall remain employed as Executive Chairman for a period of three months after such date, unless during such period:

          (a) the Executive terminates his employment relationship for Good Reason; or

          (b) the Company’s Governance Committee objects to the notice referred to in Section 1.02(b) for any reason or objects or is deemed to object to the Executive’s engaging in any business endeavor for which notice has been given under Section 1.02(b), in which case the Executive shall have the right, but not the obligation, to terminate his employment relationship; or

          (c) the Company terminates for Cause;

     Section 1.04. Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof; or which could otherwise result in the termination of his employment hereunder for Cause (as such term is hereinafter defined).

     Section 1.05. Representation and Warranty of Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all Options and Restricted Stock described in Section 2.04.

ARTICLE II

Compensation

     Section 2.01. General. The Company shall compensate Executive for all his services under this Agreement, as set forth herein.

     Section 2.02. Basic Compensation. Executive’s minimum annual salary (a) during the period of time ending on the later of (i) the date that the Executive is no longer employed as the Company’s CEO, or (ii) December 31, 2003, shall be at the rate of $1,000,000 per annum (the “CEO Base Salary”), and (b) thereafter during the period of time that Executive is employed as the Company’s Executive Chairman (but not CEO) shall be at the rate of $500,000 per annum (the “COB Base Salary”), and, in each such case, shall be payable in bi-weekly or other installments in accordance with the Company’s normal payment schedule for senior management (not less frequently than monthly). The CEO Base Salary and the COB Base Salary, as applicable, shall be subject to annual review commencing at the end of 2003 and at the end of each calendar year thereafter during the Term, and may be increased (but not decreased) for subsequent years.

     Section 2.03. Incentive Compensation; Other Payments and Benefits.

          (a) In addition to the CEO Base Salary or the COB Base Salary, as the case may be, the Company shall pay to Executive as incentive compensation (“Incentive Compensation”) in respect of each calendar year (or portion thereof) of the Company in which Executive is employed by the Company, an amount determined pursuant to and in accordance with the Company’s 1999 Annual Incentive Plan for Certain Executives, or any successor plan (the “Annual Incentive Plan”); provided, however, that conditioned upon attainment of the minimum threshold Performance Measure requirements as reasonably agreed upon by Executive and Company and based on one or more performance measures set forth in the Annual Incentive Plan, the target bonus payable to Executive (the “Target Bonus”) (a) with respect to the calendar year 2003, shall be $3,418,000, (b) in respect of the period commencing January 1, 2004 and ending on the date that Executive is no longer employed as the Company’s CEO, shall be $2,333,333.per year, (c) thereafter $1,833,333 per year until the first anniversary after the date Executive is no longer employed as the Company’s CEO, and (d) $1,166,666 per year thereafter (partial years under each of (a) (b) (c) and (d) above shall be pro-rated). Executive shall also remain entitled to be eligible for additional annual incentive compensation as determined by the Board in good faith. While the Company shall not be obligated with respect to any such additional annual incentive compensation, the Board shall, in the determination of any such additional amounts, give due regard and consideration to, and take into account Executive’s contribution to, any mergers and acquisition, refinancing, restructuring, and/or developmental tasks or projects or other significant corporate or other transactions or matters in which Executive is involved during any relevant fiscal period.

               All Incentive Compensation earned under this Section 2.03 shall be payable as soon as reasonably practicable, but in no event later than 120 days after the end of the relevant calendar year.

          (b) The parties acknowledge that under the Amended and Restated Employment Agreement between Executive and the Company dated as of January 1 2000 (“the 2000 Employment Agreement”), Executive was entitled to exercise his right to terminate as of December 31, 2002 for “Good Reason” as defined in the 2000 Employment Agreement and under Section 3.02(a) of the 2000 Employment Agreement Executive would have received a severance payment (“the 2002 Severance Payment”) as a consequence thereof. The parties have nonetheless agreed that the 2002 Severance Payment that would otherwise have been payable thereunder to Executive shall instead be paid in a lump sum within 30 days after the later to occur of Executive’s termination of employment as CEO or as Executive Chairman for any reason (and the parties agree that the full amount of the 2002 Severance Payment is $11,750,016); provided however, that the Executive shall not be entitled to the 2002 Severance Payment if the Executive voluntarily terminates his employment as Executive Chairman prior to July 1, 2004 and such termination (a) is without Good Reason and (b) does not occur after the Company’s Governance Committee has objected to the notice referred to in Section 1.02(b) for any reason or has objected or is deemed to have objected to the Executive’s engaging in any business endeavor for which notice has been given under Section 1.02(b).

          (c) In addition, after the later to occur of Executive’s termination of employment as CEO or as Executive Chairman for any reason:

               (i) The Pre-Existing Awards (as defined below in Section 2.04) shall, notwithstanding any provision to the contrary contained in this Agreement, Exhibit 2.04(a), any option agreement(s), restricted stock agreement(s) or other agreements, immediately vest in full and such options shall immediately become exercisable. Those Pre-Existing Awards which are options shall remain exercisable until the sooner of (i) the third anniversary of such termination of Executive’s employment, or (ii) the expiration of the stated term of such option, and following Executive’s exercise of any such option, Executive shall receive title to the shares issued upon exercise in respect thereof free and clear of any lien, claim or encumbrance by, through or under the Company. Those Pre-Existing Awards which are restricted stock awards, Deferred Units or any other equity equivalent shall become 100% non-forfeitable on the date of termination.

               (ii) The Executive shall receive for twelve (12) months Company paid medical insurance benefits available to Executive or to other senior executives of the Company during the 12-month period immediately prior or immediately subsequent (whichever results in the greater benefits) to such termination of employment, all costs of which shall be paid by the Company (and thereafter all COBRA rights available to Executive shall commence and be paid by Executive).

     Section 2.04. Equity Incentives and Other Benefit Programs.

     (a) Prior to execution of this Agreement, Executive was granted certain options and awarded certain restricted stock and deferred units as set forth in Exhibit 2.04(a) attached hereto, all of which options, restricted stock and deferred unit awards are hereby confirmed as having been duly and validly authorized and issued and being in full force and effect as of the date of execution of this Agreement (such options, restricted stock awards and deferred units are hereinafter referred to as the “Pre-Existing Awards”).

               Except to the extent, if any, otherwise provided in Section 2.03(c) above, nothing in this Agreement or otherwise shall be deemed to modify or otherwise affect (A) any of the terms or provisions (including, but without limitation, any rights of the Executive under any contingencies contained in and any modifications made by the Employment Agreement between Executive and the Company dated as of January 1, 1998 or the 2000 Employment Agreement) of any Pre-Existing Awards, and (B) Executive’s entitlement to continued participation in (1) the Company’s Purchased Options Program under the Company’s 2002 Long Term Incentive Plan (“the 2002 LTICP”), and (2) the Company’s Deferred Units feature of the Annual Incentive Plan.

          (b) The Company shall grant options (“Options”) under the Company’s 2002 LTICP to Executive as follows:

               (i) Upon or as soon as possible after execution of this Agreement, in respect of the Executive’s service as CEO in 2003, an Option to purchase a number of shares of the Company’s common stock, which number of shares shall be such that based on the methodology for valuing Options set forth in Exhibit 2.04(b) (the “Option Model”) the value (the “Value”) of such Option, assuming the exercise price per share were the lesser of (a) $34 or (b) the FMV on the date of grant, shall equal $3,333,333 on the date of its grant (the “2003 CEO Option Grant”) (as used herein “FMV” shall mean the Fair Market Value of a share of the Company’s common stock as defined in the 2002 LTICP); provided however that if the FMV of a share of the Company’s common stock on the date of grant of such Option exceeds $34 per share, the Value of such Option ($3,333,333) shall be reduced by the amount of such excess multiplied by 98,039 (the “2003 Option Adjustment”) (by appropriately reducing the number of shares of the Company’s common stock subject to such Option and by using the same assumptions referred to above) (and the parties agree that the 2003 CEO Option Grant, as adjusted by the 2003 Option Adjustment is an Option granted January 13, 2004 to purchase 272,225 shares of the Company’s common stock at an exercise price of $36.54 per share; provided further however, that an additional option to purchase 27,775 shares of the Company’s common stock shall be granted to the Executive at an exercise price equal to the FMV on Thursday February 26, 2004);

               (ii) On or about January 1, 2004, an Option to purchase a number of shares of the Company’s common stock, which number of shares shall be such that based on the Option Model the Value of such Option shall equal $3,333,333 on January 13, 2004 (the “2004 CEO Option Grant”); provided, however, that in the event Executive thereafter (but prior to December 31, 2004) ceases to be CEO for any reason the Value of the 2004 CEO Option Grant shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Option) so as to reduce its Value as of the date of grant to $3,333,333 multiplied by a fraction whose numerator is the number of days elapsed in 2004 prior to and including the date on which Executive ceases to be CEO and whose denominator is 365 (and the parties agree that the 2004 CEO Option Grant is an Option granted January 13, 2004 to purchase 273,673 shares of the Company’s common stock at an exercise price of $36.54 per share);

               (iii) In the event that Executive continues to be CEO through 2004 and is CEO on January 1, 2005, an Option to purchase a number of shares of the Company’s common stock, which number of shares shall be such that based on the Option Model, the Value of such Option shall equal $3,333,333 on January 1, 2005 (the “2005 CEO Option Grant”); provided however that in the event Executive thereafter (but prior to December 31, 2005) ceases to be CEO for any reason the Value of the 2005 CEO Option Grant shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Option) so as to reduce its Value as of January 1, 2005 to $3,333,333 multiplied by a fraction whose numerator is the number of days elapsed in 2005 prior to and including the date on which Executive ceases to be Chief Executive Officer and whose denominator is 365;

               (iv) On the date on which Executive resigns as CEO under Section 1.01(a), if Executive remains Executive Chairman of the Company, an Option (“the Transition Executive Chairman Option Grant”) whose Value on such date based on the Option Model shall equal $2,333,333; provided, however, that in the event Executive’s employment as Executive Chairman of the Company is thereafter (but prior to the next December 31) terminated for any reason, the Value of the Transitional Executive Chairman Option Grant shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Option) so as to reduce its Value as of the date Executive so resigned under Section 1.01(a) to $2,333,333 multiplied by a fraction whose numerator is the number of days between the date of such resignation and the date of such termination (including the date of such termination) and whose denominator is 365. Notwithstanding the foregoing, if, after the Executive resigns as CEO under Section 1.01(a), the Executive’s employment under this Agreement is terminated by the Company for any reason (other than for Cause) or the Executive terminates his employment under this Agreement for Good Reason, the number of days in the numerator of the fraction referred to in the preceding sentence shall not be less than 90;

               (v) On the first anniversary of the date Executive resigns as CEO under Section 1.01(a), if Executive is then still Executive Chairman of the Company, an Option (“the Initial Executive Chairman Option Grant”) whose Value on such date based on the Option Model shall equal $1,666,666 multiplied by a fraction whose numerator is the number of days then remaining in the calendar year in which such Option is granted and whose denominator is 365; provided however, that in the event Executive’s employment as Executive Chairman of the Company is thereafter (but prior to the next December 31) terminated for any reason the Value of the Initial Executive Chairman Option Grant shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Option) so as to reduce its Value as of the first anniversary of the date Executive so resigned under Section 1.01(a) to $1,666,666 multiplied by a fraction whose numerator is the number of days between such first anniversary and the date of such termination and whose denominator is 365;

               (vi) On each January 1 following the date of grant of the Initial Executive Chairman Option Grant, if Executive is then still Executive Chairman of the Company, an Option (the “Annual Executive Chairman Option Grant”) whose Value on such date based on the Option Model shall equal $1,666,666; provided however that in the event Executive’s employment as Executive Chairman is thereafter (but prior to the next December 31) terminated for any reason, the Value of such Annual Executive Chairman Option Grant made on January 1 of that year shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Option) so as to reduce its Value as of the date of such grant to $1,666,000 multiplied by a fraction whose numerator is the number of days elapsed in such calendar year prior to and including the date of such termination and whose denominator is 365;

          (c) The Company shall award to Executive shares of Restricted Stock (“Restricted Stock Awards”), as follows:

               (i) Upon or as soon as possible after execution of this Agreement, in respect of the Executive’s service as CEO in 2003, a number of shares of Restricted Stock whose aggregate FMV as of the date of their award shall equal $3,333,333, but in no event less than 100,000 shares (the “2003 CEO Restricted Stock Award”) (and the parties agree that the 2003 CEO Restricted Stock Award is 98,039 shares awarded on January 13, 2004; plus an additional 1,961 shares awarded on February 26, 2004);

               (ii) If the Executive is employed by the Company on December 31, 2003, or if the Executive is terminated without Cause or terminates for Good Reason prior to December 31, 2003, on or about January 1, 2004, that number (but not to exceed 50,000) of shares of Restricted Stock as shall equal (A) the excess, if any, of the 2003 Year-End FMV (as defined below) over $24, multiplied by (B) 10,000. For purposes of this clause (ii), the “2003 Year-End FMV” shall be the average (which average shall be rounded to the nearest whole dollar) of the FMVs of a share of Restricted Stock on each of the last five business days immediately preceding January 1, 2004 (“the 2003 Subsequent Restricted Stock Award(s)”) (and the parties agree that the 2003 Subsequent Restricted Stock Award is 50,000 shares to be awarded in accordance with clause (viii) below);

               (iii) On or about January 1, 2004 a number of shares of Restricted Stock whose aggregate FMV as of January 13, 2004 shall equal $3,333,333 (the “2004 CEO Restricted Stock Award”) (and the parties agree that the 2004 CEO Restricted Stock Award is 91,224 shares to be awarded in accordance with clause (viii) below); provided, however, that in the event Executive thereafter (but prior to December 31, 2004) ceases to be

CEO of the Company for any reason the FMV of the 2004 CEO Restricted Stock Award shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock included in such award) so as to reduce its FMV as of January 13, 2004 to $3,333,333 multiplied by a fraction whose numerator is the number of days elapsed in 2004 prior to and including the date on which Executive ceases to be Chief Executive Officer and whose denominator is 365.

               (iv) In the event that Executive continues to serve as CEO through 2004 and is CEO on January 1, 2005, a number of shares of Restricted Stock whose aggregate FMV as of January 1, 2005 shall equal $3,333,333 (the “2005 CEO Restricted Stock Award”); provided however that in the event Executive thereafter (but prior to December 31, 2005) ceases to be the CEO for any reason the FMV of the 2005 CEO Restricted Stock Award shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock included in such award) so as to reduce its FMV as of January 1, 2005 to $3,333,333 multiplied by a fraction whose numerator is the number of days elapsed in 2005 prior to and including the date on which Executive ceases to be Chief Executive Officer and whose denominator is 365.

               (v) On the date on which Executive resigns as CEO under Section 1.01(a), if Executive remains Executive Chairman of the Company, a number of shares of Restricted Stock (“the Transition Executive Chairman Restricted Stock Award”) whose FMV on such date shall equal $2,333,333; provided, however, that in the event Executive’s employment as Executive Chairman of the Company is thereafter terminated for any reason prior to December 31 of the year in which such resignation occurs, the FMV of the Transition Executive Chairman Restricted Stock Award shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock included in such award) so as to reduce its FMV as of the date Executive so resigned under Section 1.01(a) to $2,333,333 multiplied by a fraction whose numerator is the number of days between the date of such resignation and the date of such termination (including the date of such termination) and whose denominator is 365. Notwithstanding the foregoing, if after Executive resigns as CEO under Section 1.01(a), the Executive’s employment under this Agreement is terminated by the Company for any reason (other than for Cause) or the Executive terminates his employment under this Agreement for Good Reason, the number of days in the numerator, as referenced in the preceding sentence, shall not be less than 90.

               (vi) On the first anniversary of the date Executive resigns as CEO under Section 1.01(a), if Executive is then still Executive Chairman of the Company, a number of shares of Restricted Stock (“the Initial Executive Chairman Restricted Stock Award”) whose FMV on such date shall equal $1,666,666 multiplied by a fraction whose numerator is the number of days then remaining in the calendar year in which such award is made and whose denominator is 365; provided however, that in the event Executive’s employment as Executive Chairman of the Company is thereafter (but prior to the next December 31) terminated for any reason the FMV of the Initial Executive Chairman Restricted Stock Award shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock subject to such Award) so as to reduce its FMV as of the first anniversary of date Executive so resigned under Section 1.01(a) and became Executive Chairman of the Company to $1,666,666 multiplied by a fraction whose numerator is the number of days between such first anniversary and the date of such termination (including the date of such termination) and whose denominator is 365.

               (vii) On each January 1 following the date of award of the Initial Executive Chairman Restricted Stock Award, if Executive is then still Executive Chairman of the Company, a number of shares of Restricted Stock (the Annual Executive Chairman Restricted Stock Award) whose FMV on such date shall equal $1,666,666; provided however that in the event Executive’s employment as Executive Chairman is thereafter (but prior to the next December 31) terminated for any reason, the FMV of such Annual Executive Chairman Restricted Stock Award made on January 1 of that year shall thereupon be appropriately adjusted (by reducing the number of shares of the Company’s common stock included in such award) so as to reduce its FMV as of the date of award to $1,666,666 multiplied by a fraction whose numerator is the number of days elapsed in such calendar year prior to and including the date of such termination and whose denominator is 365.

               (viii) Notwithstanding the foregoing, if and to the extent the Board determines there are or may be insufficient shares of the Company’s Common Stock available to meet the Company’s needs under its shareholder-approved 2002 LTICP, the Company may delay any award of Restricted Stock provided by the foregoing provisions of 2.04(c) until no later than the third business day after the earlier of: (i) the day on which the Executive’s employment is terminated by the Company other than for Cause (as defined herein) or is terminated by Executive for any reason or no reason, or (ii) the day of the Company’s 2004 Annual Meeting of Shareholders, at which the Company intends to seek shareholder approval for an amendment to its 2002 LTICP or a new long-term incentive plan which would authorize additional shares of the Company’s common stock which may be awarded as Restricted Stock, in which case the Company shall promptly make the delayed awards in the same amount of shares as would have been granted at the time set forth above, as soon thereafter as practicable. If the Executive’s termination occurs prior to such approval or such approval does not occur, the Company shall, within five (5) business days after any vesting date(s) set forth in Section 2.04(d) and/or any date on which accelerated vesting occurs under Section 3.02(d), either (a) pay to Executive a fully vested amount (in immediately available funds) equal to the product of (1) the number of shares of the Restricted Stock which the Company has so failed to award and which would have vested on any such vesting date(s), and (2) the FMV of a Share on the date(s) on which such payment is made or (b) deliver to Executive shares of fully vested Restricted Stock (under the 2002 LTICP) whose award it had so delayed, or (c) a combination of the foregoing (a) and (b). In addition, deemed dividend equivalents shall be paid in cash in respect of any shares underlying the Restricted Stock awards which are not made or whose award was delayed, to the same extent and at the same times as if such Restricted Stock awards had been made on the date(s) provided in Section 2.04(c).

          (d) Each Option granted pursuant to the above Section 2.04(b) shall have an exercise price per share equal to the FMV per share of the Company’s Common Stock on the date of its grant and shall vest and become exercisable as to one-third of the number of shares subject thereto on January 1 of each year following its date of grant (subject to accelerated vesting under Section 3.02(d)). Each award of Restricted Stock pursuant to the above Section 2.04(c) shall vest as to one-third of the number of shares subject thereto on each January 1 after its date of award, other than the awards of Restricted Stock granted under Sections 2.04(c)(i) and 2.04(c)(ii) which shall vest as to two-thirds of the number of shares granted thereunder on December 31, 2004 and the remaining one-third of the number of shares granted thereunder shall vest on January 13, 2006 (all awards of Restricted Stock granted pursuant to the above Section 2.04(c) shall be subject to accelerated vesting under Section 3.02(d)); provided, however, that subject to accelerated vesting under Section 3.02(d), all annual vesting of Restricted Stock shall be dependent on satisfaction of the performance goals set forth in Exhibit 2.04(d) hereto, which shall be based on one or more performance measures set forth in Article 9 of the 2002 LTICP. All grants of Options and awards of Restricted Stock hereunder shall be made to Executive during his employment by the Company and pursuant to the Company’s 2002 LTICP (or any successor plan), and except as may be otherwise provided herein, on terms consistent with grants of Options and awards of Restricted Stock then being made generally to senior executives pursuant to the Company’s 2002 LTICP (or any successor plan).

          (e) During the Term, Executive shall be entitled to participate in the LTICP, any successor plan and all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company. Such plans shall at all times be comparable to those made available to the senior-most management of the Company. In addition, the Company shall provide Executive with the following benefits during the Term:

               (i) use of an automobile driver and car service for business purposes consistent with past practice prior to the execution of this Agreement;

               (ii) priority scheduling on the Company aircraft, if any, for business purposes, subject however to the reasonable determination from time to time by the successor CEO that such aircraft is needed for other more pressing needs of the Company and further subject to the Company’s right to determine not to own or lease any private aircraft or to utilize partial ownership service with a limited number of hours;

               (iii) first-class travel accommodations (air and lodging) for business-related travel (including the reasonable travel expenses incurred by Executive’s spouse when accompanying Executive on business-related travel); and

               (iv) tax preparation and financial planning assistance up to a maximum cost of $25,000 per calendar year.

          (f) During the Term, the Company shall pay the premiums on and maintain in effect a whole life or universal life insurance policy (the “Executive Insurance

Policy”) on Executive’s life in the face amount of $10,000,000 the proceeds of which shall be payable to Executive’s estate or such other person or persons as Executive shall designate. The Executive Insurance Policy shall be owned as directed by Executive. The Company shall not be required to maintain such insurance after termination of Executive’s employment (other than his resignation pursuant to Section 1.01(a)) for any or no reason, but upon such termination the Company shall take all actions reasonably requested by Executive necessary to transfer any and all rights or interests it may have with respect to such policy as the Executive directs at no cost to Executive.

          (g) The Company shall reimburse Executive for all legal fees reasonably incurred by Executive in connection with the negotiation of an extension of his prior Employment Agreement and negotiation and execution of this Agreement.

     Section 2.05. Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

     Section 2.06. Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE III

Termination of Employment

     Section 3.01. Termination.

          (a) Executive’s employment hereunder shall be terminable by either party with or without Cause and with or without notice except as otherwise provided herein, but with the effect set forth herein.

          (b) Executive shall give the Company at least 30 days’ advance written notice prior to any termination by Executive other than pursuant to Section 1.01(a). The Company shall give Executive at least 30 days advance written notice prior to any termination of Executive without Cause.

          (c) For purposes of this Agreement, “Good Reason” means (i) the failure to elect and continue Executive as CEO (other than pursuant to Section 1.01(a)) and Executive Chairman of the Company (or, after the Executive resigns as CEO pursuant to Section 1.01(a), the failure to elect and continue Executive as Executive Chairman of the Company), the failure to nominate Executive for re-election as a member of the Board (unless a Cause

Termination Notice (as hereinafter defined) shall theretofore have been given to Executive and any arbitration commenced in respect thereof ultimately finds that the Company properly terminated the Executive for Cause), or the failure of the Company’s shareholders to re-elect Executive to the Board; (ii) the assignment to Executive of duties, authorities, responsibilities and reporting requirements inconsistent with his position(s), or if the scope of any of Executive’s material duties or responsibilities as CEO or Executive Chairman of the Company is reduced or expanded to a significant degree without Executive’s prior written consent, except for any reduction in duties and responsibilities solely pursuant to or solely as a result of Section 1.01(a) or due to Executive’s illness or disability or temporary suspensions of duties and responsibilities pending results of any Board-commissioned investigation as to potential Cause for termination of Executive’s employment and except if a Cause Termination Notice shall theretofore have been given to Executive and any arbitration commenced in respect thereof ultimately finds that the Company properly terminated the Executive for Cause; (iii) a reduction in or a substantial delay in the payment of Executive’s compensation or benefits from those required to be provided in accordance with the provisions of this Agreement, including any reduction of the Executive’s Target Bonus under Section 2.03, including, but without limitation, (A) a materially adverse change in the manner of setting Performance Measure requirements under the Annual Incentive Plan, or (B) an increase in those requirements that is materially inconsistent with prior practice; (iv) a requirement by the Company or the Board, without Executive’s prior written consent, that Executive be based in another location that is more than a 20-mile radius from the White Plains, New York location, other than on travel reasonably required to carry out Executive’s obligations under this Agreement; (v) the failure of the Company to indemnify Executive (including, without limitation, the prompt advancement of expenses), or to maintain directors’ and officers’ liability insurance coverage for Executive, in accordance with the provisions of Section 5.12 hereof; (vi) the Company’s purported termination of Executive’s employment for Cause other than in accordance with the requirements of this Agreement; (vii) a “Change of Control” as such term is defined and used in the LTICP, shall have occurred (unless a Cause Termination Notice shall theretofore have been given to Executive and any arbitration commenced in respect thereof ultimately finds that the Company properly terminated the Executive for Cause); (viii) the failure of any successor company to the Company to assume this Agreement in accordance with Section 5.02 hereof; and (ix) any other breach by the Company of any provision of this Agreement; provided, that in the event Good Reason is based on clause (ii), (iii), (iv), (v) or (ix) above, (a) “Good Reason” shall not include an act which is cured by the Company within 30 days after receipt by the Company of a written notice from Executive (a “Preliminary Notice of Good Reason”) identifying in reasonable detail the act(s) or failure(s) constituting Good Reason; provided that during the Term the Company shall be given the opportunity to cure only one occurrence described in each of clauses (ii), (iii), (iv), (v), (viii) or (ix) above, (b) Good Reason shall not exist unless the Preliminary Notice of Good Reason shall have been given by Executive within 60 days after learning of the act, failure or event (or, in the case of a series of related acts, failures or events, within 120 days of the first such act, failure or event) which Executive alleges constitutes Good Reason hereunder, (c) if the Company has failed to cure as provided above, Good Reason shall not exist unless Executive shall have given notice of termination hereunder for Good Reason within 60 days after delivery of the Preliminary Notice of Good Reason (which termination shall be effective 30 days after the giving of such notice), and (d) if the Company has commenced an expedited arbitration in the manner prescribed below within 15 days after receipt of Executive’s notice of termination called for under the immediately preceding clause (c), such termination shall not be effective as a termination of employment and shall not be deemed a termination by Executive for Good Reason unless and until the Arbitrator shall have determined otherwise. If the Company has timely commenced such an arbitration proceeding, in the manner prescribed below, no payments shall be due Executive under Section 3.02 hereof until the conclusion of the arbitration proceeding or further proceeding contemplated by Section 5.04 hereof and only if an award is rendered by the Arbitrator in favor of Executive. Notwithstanding the foregoing, if the Company fails to file a demand for arbitration with the American Arbitration Association (“AAA”) and pay the requisite fees pursuant to Rule 4 of the AAA’s National Rules for the Resolution of Employment Disputes effective June 1, 1996, as hereafter amended from time to time (the “National Rules”) within 30 days after receipt of notice of termination from Executive, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof, Executive’s termination of employment from the Company shall be conclusively presumed to have been for Good Reason.

          (d) The Company shall have the right to terminate Executive’s employment hereunder for Cause. For purposes hereof “Cause” shall be defined as (i) Executive’s having been convicted of a criminal offense constituting a felony, (ii) committed one or more acts or omissions constituting fraud or willful misconduct that have had a material detrimental effect upon the Company, or (iii) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets), except where such failure results from Executive’s incapacity due to physical or mental illness. For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board, or pursuant to the written advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

               Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless each of the following provisions shall have been complied with: (i) notice of intention to terminate for Cause (a “Preliminary Cause Notice”), the giving of which shall have been authorized by a vote of not less than 75% of all disinterested Directors then in office which shall include a written statement of the particular acts or circumstances which are the basis for the termination for Cause and shall set forth a reasonable period (not less than 30 days) to cure (the “Cure Period”), shall have been given to Executive by the Board within sixty days after the Company first learns of the act, failure or event purportedly constituting Cause; and (ii) Executive shall not have cured the acts or circumstances complained of within the Cure Period; and (iii) the Board shall have called an in person meeting of the Board, at which termination of Executive is an agenda item, and shall have provided Executive with not less than 20 days’ advance written notice thereof; and (iv) Executive shall have been afforded the opportunity, accompanied by counsel, to provide written materials to the Directors in advance of such meeting and, if he so desires, to personally address the Directors at such meeting; and (v) the Board shall have provided, within three business days after such meeting, a written notice of termination for Cause, stating that, based upon the evidence it has received and reviewed, and specifying in reasonable detail the acts and circumstances complained of, it has voted by a vote of at least 75% of all of the disinterested Directors then in office to terminate Executive for Cause (such a notice, a “Cause Termination Notice”), which such notice shall be effective on the sixteenth day after receipt thereof by Executive, subject to the provisions hereof; provided that if Executive has commenced an expedited arbitration in the manner prescribed below within 15 days after his receipt of the Cause Termination Notice, disputing the Company’s right under this Agreement to so terminate for Cause, Executive shall not be deemed to have been terminated for Cause unless and until the Arbitrator shall thereafter have determined that Executive was properly terminated for Cause in accordance with the provisions hereof; and provided, further that the Company may suspend Executive (a) with pay, at any time after any indictment of Executive for a criminal offense constituting a felony, and (b) without pay, at any time after the giving of the Cause Termination Notice, except that any payments not so made shall be made within three business days after the Arbitrator shall have made a determination that Executive was terminated other than for Cause or other than in compliance with the foregoing provisions relating to termination for Cause. If Executive or his representative fails to file a demand for arbitration with the AAA and pay the requisite fees pursuant to Rule 4 of the National Rules within 30 days after his receipt of a Cause Termination Notice from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 5.04 hereof; such termination shall be conclusively presumed to have been for Cause; it being understood and agreed that any decision of the Arbitrator that Executive has been terminated hereunder for Cause or any failure of Executive to contest the Company’s allegations of Cause hereunder (by failing to file and/or prosecute a demand for arbitration or otherwise), is not intended to, and shall not, have any effect or bearing whatsoever on any Pre-Existing Award, and the parties specifically agree and undertake that, notwithstanding anything to the contrary, no finding of any Arbitrator pursuant hereto that Executive was properly terminated for Cause under this Agreement shall be binding upon or admissible in any court or other proceeding in which any Pre-Existing Awards are at issue.

               If the Arbitrator declines to rule that Executive was terminated for Cause, Executive shall be treated as having been terminated without Cause and Executive shall have the rights provided under Section 3.02 below and provided elsewhere in this Agreement with respect to a termination without Cause.

          For all purposes of this Agreement, “Good Reason” and “Cause” shall have the applicable defined meaning as set forth above in this Section 3.01.

          Upon termination of Executive’s employment hereunder for whatever reason (but not including Executive’s resignation as CEO pursuant to Section 1.01(a)) Executive shall, if and to the extent requested to do so by the Board, forthwith resign any and all positions he may then be holding (including but not limited to as Director or Trustee) with the Company or any subsidiary of the Company (including Starwood Hotels & Resorts).

     Section 3.02. Severance Package. In the event Executive’s employment under this Agreement is terminated by the Company other than for Cause (and a termination due to the Executive’s death or permanent disability shall be treated for purposes of this Agreement as a termination by the Company other than for Cause) or is terminated by Executive for any reason or no reason, then, as and for a severance package (“Severance Package”):

          (a) Executive shall be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation in respect of the Company’s fiscal year prior to the fiscal year in which termination occurs, and other benefits through the date of the Executive’s termination of employment, which shall be payable in one lump sum as soon as practicable after Executive’s termination of employment. (For purposes of this Agreement, Incentive Compensation shall be considered to be earned if the cycle for which the Incentive Compensation is to be measured has been completed, notwithstanding the fact that the amount may not have been calculated at the time the Executive’s employment as Executive Chairman is terminated and notwithstanding any requirement that the Executive be employed at the payment date of such Incentive Compensation);

          (b) Executive shall be paid in one lump sum as soon as practicable upon Executive’s termination of employment all unpaid Base Salary and all unpaid Incentive Compensation and other benefits pro rated through the date of termination of employment. For the purposes of this Section 3.02(b), unpaid Incentive Compensation for each year shall be deemed equal to the Target Bonus or, if applicable, Target Bonuses for such year pro rated for the fractional year to the date of termination of employment. Notwithstanding the foregoing, if after Executive resigns as CEO under Section 1.01(a), the Executive’s employment under this Agreement is terminated by the Company for any reason (other than for Cause) or the Executive terminates his employment under this Agreement for Good Reason, the prorated part of the Executive’s Target Bonus as well as the pro rated portion of his Base Salary, for his employment as COB only shall be based on a fractional year of not less than 90 days;

          (c) Immediately upon the date of the Executive’s termination of employment, Executive shall receive the Options and the Restricted Stock and, if applicable, equity equivalents under Section 2.04(c)(viii), set forth in Section 2.04(b) and Section 2.04(c), and, if applicable, Section 2.04(c)(viii) (to the extent that such Options and Restricted Stock and, if applicable, equity equivalents under Section 2.04(c)(viii) were not previously granted to the Executive) which would have been granted to Executive through the date of termination of employment.

          (d) Any outstanding Options, Restricted Stock or other equity equivalents granted or required to be granted or paid to Executive by the Company from and after the date of this Agreement through the date of termination of employment (including without limitation under Section 2.04(c)(viii) and Section 3.02(c) above), shall, notwithstanding any provision to the contrary contained in this Agreement, any option agreement(s), restricted stock agreement(s) or any other agreement, immediately vest ratably through the date of termination of employment and such options to the extent so vested shall immediately become exercisable; provided however that

               (i) if Executive terminates his employment for Good Reason or is terminated by the Company other than for Cause prior to December 31, 2003 or if Executive terminates for any reason or no reason or is terminated by the Company other than for Cause after December 31, 2003, all such grants or awards under Section 2.04(b) and 2.04(c) to be made to Executive in respect of his services as CEO in 2003 (including but not limited to the award contemplated in Section 2.04(c)(ii)) shall immediately vest in full;

               (ii) if Executive terminates his employment for Good Reason or is terminated by the Company other than for Cause between December 31, 2003 and the earlier of the commencement of employment of the New CEO or June 30, 2004 or if Executive terminates for any reason or no reason or is terminated by the Company other than for Cause subsequent to the earlier of employment of the new CEO or June 30, 2004 and prior to December 31, 2004, all such grants and awards under Section 2.04(b) and 2.04(c) made to Executive in respect of his services during 2004 as CEO and/or as Executive Chairman (adjusted as therein provided) shall immediately vest in full; or

               (iii) if Executive terminates his employment for Good Reason or is terminated by the Company other than for Cause subsequent to the earlier of employment of the new CEO or June 30, 2004 or if, subsequent to the earlier of employment of the new CEO or June 30, 2004, the Company’s Corporate Governance Committee and/or the Company objects to the notice referred to in Section 1.02(b) for any reason or objects or is deemed to object to the Executive’s engaging in any business endeavor for which notice has been given under Section 1.02(b) and Executive, as a consequence, terminates his employment as Executive Chairman, or if Executive terminates for any other reason or for no reason subsequent to the date which is 90 days after the earlier of employment of the new CEO or June 30, 2004 all grants or awards under Section 2.04(b) and 2.04(c) theretofore made to Executive in respect of his services as CEO and/or as Executive Chairman (adjusted as therein provided) shall immediately vest in full.

     (iv) Any such Options, or equivalents, granted to Executive by the Company, shall remain exercisable until the sooner of (i) the third anniversary of the date of the Executive’s termination of employment as Executive Chairman, or (ii) the expiration of such Option, and following Executive’s exercise of any such Option, Executive shall receive title to the shares issued upon exercise in respect thereof free and clear of any lien, claim or encumbrance by, through or under the Company.

Additionally, any Deferred Units or other equity equivalents (other than the Restricted Stock or Options referenced above) shall be fully vested and become 100% non-forfeitable as of the date of such termination and any such Restricted Stock shall to the extent so vested become 100% non-forfeitable as of the date of such termination;

     If a corporate transaction which would constitute a Change of Control event under the LTICP is agreed to during the pendency of an arbitration hereunder, the Company will include appropriate provisions which will enable Executive to participate in such Change of Control event as if the arbitration were resolved favorably to Executive, but subject to such a favorable resolution.

          The parties agree that the above Severance Package (and the 2002 Severance Payment) shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination by Executive for any reason or no reason or by the Company other than for Cause, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive for any reason or no reason, or by reason of any termination by the Company other than for Cause hereunder. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. The parties agree that the Company shall have no recourse whatsoever to any monetary remedy by reason of Executive’s termination of employment, other than for reimbursement of actual out-of-pocket damages actually suffered and incurred by the Company as a direct result of Executive’s termination by the Company for Cause hereunder (excluding the costs of identifying and/or hiring any replacement for Executive, or any attorney’s fees or costs of investigation, which shall be borne solely by the Company), all of which are hereby waived; provided, however, that the foregoing limitation shall not apply to any claims the Company may have against Executive relating to tortious conduct by Executive which causes damage to the Company or to any claims Executive may have against the Company relating to tortious conduct by the Company which causes damage to Executive.

     Section 3.03. Rights on Termination for Cause. No Severance Package shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause; provided, however, that Executive shall be paid all accrued but unpaid Base Salary and earned but unpaid Incentive Compensation through the date of such termination of employment.

     Section 3.04. Effect of Change in Control Agreement. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s termination of employment as Executive Chairman follows a Change in Control of the Company, as defined in the Severance Agreement between the Company and the Executive dated December 14, 1999 (the “Change in Control Agreement”) and the Change in Control Agreement is in effect, the Executive shall be entitled to receive, with respect to each benefit or payment described above, the greater (but not both) of the net benefit provided under this Agreement or the net benefit provided under the Change in Control Agreement. If either of those Agreements provides a benefit or payment to the Executive that is not a subject of the other Agreement, that benefit or payment will be paid to the Executive in accordance with the terms of the applicable Agreement.

ARTICLE IV

Confidential Information; Inducing Company Employees; Other Covenants

     Section 4.01. Confidential Information. Except in the course of his employment with the Company, or as he may be required pursuant to any law or court order or similar process, Executive shall not at any time either during or after any termination of employment hereunder, directly or indirectly disclose or use any secret, proprietary or confidential information or data of the Company, or any of its subsidiaries or affiliates; provided, however, that after the expiration of 12 months from such termination of employment, the Company’s sole remedy shall be to seek and procure appropriate equitable remedies. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

     Section 4.02. Inducing of Company Employees. Except in the course of his employment with the Company, or with the prior written approval of the Board, Executive shall not at any time through the 12 month period after his termination of employment hereunder, in any way directly or indirectly hire or attempt to hire any party any person or persons who to Executive’s best knowledge was employed at any time during the period commencing six months prior to such termination by the Company or its subsidiaries or SLT Realty Limited Partnership or SLC Operating Limited Partnership.

ARTICLE V

Miscellaneous

     Section 5.01. Notices. All notices, request or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

          Copies of all notices given to Executive shall be sent to:
          Dechert LLP
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, Pennsylvania 19103
          Facsimile: (215) 994-2222
          Attention: Barton J. Winokur, Esq.

          Copies of all notices given to the Company shall be sent to:

          Starwood Hotels & Resorts Worldwide, Inc.

          1111 Westchester Avenue
          White Plains, New York 10604
          Attention: Kenneth S. Siegel, Esq.
          Executive Vice President, General Counsel and Secretary
          Facsimile: (914) 640-8240

               and to

          Sidley Austin Brown & Wood LLP
          555 West 5th Street, 40th Floor
          Los Angeles, California 90013
          Attention: Sherwin L. Samuels, Esq.
          Facsimile (213) 896-6600.

          All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     Section 5.02. Assignment and Succession. The rights and obligations of the Company under this Agreement may not be assigned in whole or any part except in the case of a consolidation or merger with, or a transfer of all or substantially all of the assets of the Company to, another entity acceptable to Executive, which upon the consummation of such combination transaction expressly assumes in a writing satisfactory in form and substance to Executive all of the Company’s obligations to Executive hereunder, under all Pre-Existing Awards and otherwise. No such assignment shall limit or restrict Executive’s right to terminate this Agreement for any reason, which right shall remain absolute. Executive’s rights and obligations hereunder are personal and may not be assigned; provided, however, that in the event of the termination of Executive’s employment due to Executive’s death or permanent disability, Executive’s legal representative shall have the right to receive the applicable benefits set forth in Sections 2.03(b) and 2.03(c) and the Severance Package as more particularly set forth in Section 3.02 above. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

     Section 5.03. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 5.04. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

               (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name form the list until one name remains (with the Company being the first to strike a name).

               (b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

               (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

               (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

               (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, except as otherwise provided herein with respect to Existing Grants, in any subsequent arbitral or judicial proceedings between the parties.

               (f) The arbitration shall take place in New York, New York.

               (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

               (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

               (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

               (j) Notwithstanding the dispute resolution procedures contained in this Section 5.04, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 5.04.

     Section 5.05. Certain Additional Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation the value of any acceleration in the vesting of options or other amounts, but determined without regard to any additional payments required under this Section 5.05) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then

Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 5.05(c), all determinations required to be made under this Section 5.05, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.05, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. The Accounting Firm shall furnish Executive with a written opinion that its determination of the Excise Tax payable is a position with a realistic possibility of being sustained on its merits, within the meaning of Section 6694 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and Executive and shall be the position reported on the federal income tax returns of the Company and Executive for the applicable taxable year. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that (i) Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder or that (ii) Gross-Up Payments that have been made will be determined to have been in excess of the Gross-Up Payments actually required (an “Overpayment”). In the event that the Company exhausts its remedies pursuant to Section 5.05(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event that it is finally determined that an Overpayment has occurred and a refund of such Overpayment has actually been received by the Executive, Executive shall promptly, and in any event within 30 days of such determination, refund the amount of the Overpayment, plus any interest actually paid to the Executive with respect to the Overpayment, to the Company. The Company shall have the same rights with respect to the determination of an Overpayment that it has with respect to the determination of an Underpayment in accordance with Section 5.05(c), including, without limitation, the right to require the Executive to claim, and sue for, a refund of any Excise Tax paid by the Executive upon any Payment or Gross-Up Payment.

          (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the

Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.05(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.05(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 5.05(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5.05(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Section 5.06. Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     Section 5.07. Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof, or the exercise of any other right, power or privilege.

     Section 5.08. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 5.09. Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

     Section 5.10. Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (i) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including”, and “includes” shall be deemed in each case to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     Section 5.11. Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

     Section 5.12. Indemnification. In addition to any additional benefits provided under applicable state law, as a Director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a Director or officer of the Company), (b) the Indemnification Agreement between the Company and Executive dated as of June 8, 1995, as amended through the date hereof (the “Indemnification Agreement”).

          The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

          The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all Directors and officers of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By:

Name:
Its:

/s/ Barry S. Sternlicht

BARRY S. STERNLICHT

Exhibit 2.04(a)
to
Second Amended and Restated Employment Agreement between Starwood Hotels &
Resorts Worldwide, Inc. and Barry S. Sternlicht dated as of January 1, 2003

     The “Pre-Existing Awards” shall be all awards of restricted stock and all grants of options made to Executive by the Company prior to December 31, 2003, whether made pursuant to the Company’s 2002 LTICP or otherwise.

Exhibit 2.04(b)
to
Second Amended and Restated Employment Agreement between Starwood Hotels &
Resorts Worldwide, Inc. and Barry S. Sternlicht dated as of January 1, 2003

     The Value of each Option granted under Section 2.04(b)(i) through 2.04(b)(iv) shall equal 33 1/3% of the lesser of the “fair market value” of a share of the Company’s Common Stock on the date of grant as set forth in the Company’s 2002 LTICP, or the exercise price per share of shares underlying such Option, multiplied by the number of shares underlying such Option. (The foregoing Value was arrived at by using the Black-Scholes option pricing model, using volatility based on a recent three year history of monthly stock prices, a 2.67% annualized dividend yield, an expected term of six years (three-quarters of the full term) and a risk free rate associated with the expected term.)

     In the event that after the Executive resigns as CEO under Section 1.01(a) of the Agreement the Company or the Executive determines that the foregoing methodology does not result in appropriate Value of Options to be granted under Sections 2.04(b)(v) or 2.04(b)(vi) of this agreement, either party may request a different formulation for Value in respect of Options to be granted under Section 2.04(b)(v) or 2.04(b)(vi). In such event, the parties will attempt to reach a reasonable methodology to arrive at Value for such Options taking into account the history of the Value of Options under this Agreement and the goals to be accomplished by the Agreement.

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